Sub-Item 77I:	  Terms of new or amended securities

Effective March 3, 2014, Artisan Partners Funds, Inc. registered Advisor Shares of Artisan High Income Fund, a new class of securities for Artisan Funds. Advisor Shares are offered to certain employee benefit plans, clients of financial advisors and financial planners that meet the Fund's investment minimum, clients of sponsored fee-based programs and other investors that meet the Fund's investment minimum. The amendment to the amended and restated articles of incorporation for Artisan Partners Funds, Inc. relating to the Advisor Shares of Artisan High Income Fund was filed as exhibit (a)(2) to post-effective amendment no. 72 to the registration statement of Artisan Partners Fund, Inc., Securities Act file number 33-88316, filed on
December 18, 2013.

Effective February 14, 2014, the existing Advisor Shares of Artisan Emerging Markets Fund were redesignated as Investor Shares of Artisan Emerging Markets Fund. There were no modifications to the rights of the holders of such securities. The amendment to the amended and restated articles of incorporation for Artisan Partners Funds, Inc. to redesignate the existing Advisor Shares of Artisan Emerging Markets Fund as Investor Shares of Artisan Emerging Markets Fund was filed as exhibit (a)(3) to post-effective amendment no. 74 to the registration statement of Artisan Partners Fund, Inc., Securities Act file number 33-88316, filed on February 14, 2014.